Exhibit 99.1

HydroPhi Technologies Group, Inc.

Announces European License &

Distribution Agreement

ATLANTA, GA--(Marketwired - October 09, 2014) - HydroPhi Technologies Group, Inc. (HPTG) ("HydroPhi"), a developer of water-based, clean energy technology that delivers improved fuel economy and reduced greenhouse gas emissions, today announced that it has signed a License and Distribution Agreement (LDA) with HydroPhi Technologies Europe Sp z o.o (HTE). The LDA follows the earlier announced LOI entered into between the parties in April 2014. Under the LDA, HPTG grants to HTE 5-year exclusive distribution rights to HPTG's technology in Europe, with the right to renewal in perpetuity, subject to certain conditions being met. Additionally, HTE has agreed to an initial purchase order and will pay to HPTG $1 million of license fees as certain milestones are achieved.

Roger Slotkin, Chief Executive Officer of HydroPhi Technologies Group, commented, "We are pleased to formalize this license and distribution agreement for Europe. Stringent environmental regulations and high diesel prices make Europe a particularly attractive market and feedback from potential government and commercial customers has been quite encouraging."

Wojciech Grzegorczyk, President of HTE, commented, "Based on our due diligence, market research and discussions with potential end users, we are excited to enter into this license and distribution agreement with HydroPhi Technologies Group. We believe HydroPlant is a disruptive technology with the ability to save fleet operators money by reducing fuel consumption, while at the same time reducing emissions to help meet new environmental standards."

About HydroPhi

HydroPhi Technologies Group, Inc. (HPTG) is a developer of water-based hydrogen fuel production systems. The Company's technology isn't a fuel cell, nor is it a hydrogen alternative to traditional hydrocarbon fuels. The system utilizes distilled water for the production of hydrogen and oxygen, which is then injected into the air intake of an engine utilizing carbon-based fuels such as diesel, unleaded gasoline and natural gas. HPTG's technology, (HydroPlant™) has been company tested with resulting reduced vehicle operating costs by improved fuel efficiency up to 20%, while lowering greenhouse gas emissions up to 70%. By using an on-board, on-demand electrolysis system to separate hydrogen and oxygen from water, the technology eliminates the need for high-pressure hydrogen storage or hazardous chemicals while producing a stable, inexpensive alternative fuel source. By offering a real-time monitoring system as part of a hydrogen fuel solution with retrofit capability into standard vehicle engines, HPTG provides fuel efficiency to a potentially broad spectrum of users, including logistics, trucking, heavy equipment, marine and agriculture. Additional information about the Company and the technology is available at: www.hydrophi.com.

Notice Regarding Forward-Looking Statements

This news release contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

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